Exhibit 99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-288291 on Form N-14 of our report dated February 26, 2025, relating to the financial statements and financial highlights of Lazard Emerging Markets Core Equity Portfolio, a series of The Lazard Funds, Inc., appearing in the Annual Report in Form N-CSR of The Lazard Funds, Inc. for the year ended December 31, 2024, and to the references to us under the headings “Additional Information About the Portfolios”, “Experts”, and “Representations and Warranties” in the Information Statement/Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

July 31, 2025